Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2020 Financial Results

Fourth Quarter Highlights

•	Total revenue of $275.1 million, up 13% year-over-year
•	Billings of $374.9 million, up 8% year-over-year
•	GAAP EPS of $(0.61) per share, Non-GAAP EPS of $0.51 per share
•	Operating cash flow of $55.7 million and free cash flow of $28.9 million

SUNNYVALE, Calif., – February 4, 2021 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“Our strong fourth quarter financial results closed out a challenging year on an exceptionally positive note,” stated Gary Steele, chief executive officer of Proofpoint. “The targeted investments we’ve made in expanding the scale of our team and people-centric cybersecurity and compliance services are expected to play an important role in accelerating our growth over the course of 2021 and capture the significant market opportunity that lies ahead.”

Fourth Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2020 was $275.1 million, an increase of 13%, compared to $243.4 million for the fourth quarter of 2019.
•	Billings: Total billings for the fourth quarter of 2020 were $374.9 million, an increase of 8%, compared to $347.2 million for the fourth quarter of 2019.
•

Gross Profit: GAAP gross profit for the fourth quarter of 2020 was $205.1 million, compared to $180.2 million for the fourth quarter of 2019. Non-GAAP gross profit for the fourth quarter of 2020 was $221.6 million, compared to $194.1 million for the fourth quarter of 2019. GAAP gross margin for the fourth quarter of 2020 was 75%, compared to 74% for the fourth quarter of 2019. Non-GAAP gross margin for the fourth quarter of 2020 was 81%, compared to 80% for the fourth quarter of 2019.

•

Operating Income (Loss): GAAP operating loss for the fourth quarter of 2020 was $(21.5) million, compared to a loss of $(22.8) million for the fourth quarter of 2019. Non-GAAP operating income for the fourth quarter of 2020 was $43.3 million, compared to $37.0 million for the fourth quarter of 2019.

•

Net Income (Loss): GAAP net loss for the fourth quarter of 2020 was $(35.1) million, or $(0.61) per share, based on 57.3 million weighted average shares outstanding. This compares to a GAAP net loss of $(28.7) million, or $(0.51) per share, based on 56.5 million weighted average shares outstanding for the fourth quarter of 2019. Non-GAAP net income for the fourth quarter of 2020 was $33.1 million, or $0.51 per share, based on 65.4 million weighted average diluted shares outstanding. This compares to a Non-GAAP net profit of $33.2 million, or $0.52 per share, based on 64.9 million weighted diluted shares outstanding for the fourth quarter of 2019. Non-GAAP earnings per share for the fourth quarters of 2020 and 2019 included the 6.0 million shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.5 million and $0.6 million, respectively, were added back to net income as the “If-Converted” threshold during these periods was achieved.

•

Cash and Cash Flow: As of December 31, 2020, Proofpoint had cash, cash equivalents, and short-term investments of $910.3 million. The Company generated $55.7 million in net cash from operations for the fourth quarter of 2020, compared to $76.4 million during the fourth quarter of 2019. This result included $1.5 million received as leasehold improvement reimbursement related to the Company’s new corporate headquarters. Capital expenditures were $26.8 million, including $17.8 million related to the Company’s new corporate headquarters. The Company’s free cash flow for the fourth quarter of 2020 was $28.9 million, compared to $65.1 million for the fourth quarter of 2019.

•	Stock Repurchase Plan: The Company repurchased approximately 1.2 million shares at an average price of $104.38 during the fourth quarter of 2020.

“We saw exceptional demand for our services by new and existing customers in the fourth quarter, with solid momentum across our core email security and growing portfolio of emerging products,” stated Paul Auvil, chief financial officer of Proofpoint. “We were particularly pleased to exceed our profitability targets in the quarter and also with the nimble execution with our stock repurchase plan both of which demonstrate our ongoing commitment to operate with discipline, drive profitable growth and generate strong shareholder returns.”

Full Year 2020 Financial Highlights

•	Revenue: Total revenue for the full year of 2020 was $1,050.0 million, an increase of 18% compared to $888.2 million in 2019.
•	Billings: Total billings for the full year of 2020 were $1,157.3 million, an increase of 8% compared to $1,072.2 million in 2019.
•

Gross Profit: GAAP gross profit for the full year of 2020 was $774.6 million compared to $652.0 million for 2019. Non-GAAP gross profit for the full year of 2020 was $841.9 million compared to $703.7 million for 2019. GAAP gross margin for the full year of 2020 was 74% compared to 73% for 2019. Non-GAAP gross margin was 80% for the full year of 2020 compared to 79% for 2019.

•

Operating Income (Loss): GAAP operating loss for the full year of 2020 was $(95.2) million compared to a loss of $(104.9) million for 2019. Non-GAAP operating income for the full year of 2020 was $156.8 million compared to $122.2 million for 2019.

•

Net Income (Loss): GAAP net loss for the full year of 2020 was $(163.8) million, or $(2.86) per share, based on 57.3 million weighted average shares outstanding. This compares to a GAAP net loss of $(130.3) million, or $(2.33) per share, based on 55.9 million weighted average shares outstanding for 2019. Non-GAAP net income for the full year of 2020 was $128.7 million, or $1.99 per share, based on 65.6 million weighted average diluted shares outstanding. This compares to non-GAAP net income of $106.7 million, or $1.77 per share, based on 60.7 million weighted average diluted shares outstanding for 2019. Non-GAAP earnings per share for the full years of 2020 and 2019 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $1.9 million and $0.8 million, respectively, were added back to net income as the “If-Converted” threshold during these periods was achieved.

•

Cash Flow: The Company generated $264.5 million in net cash from operations for the full year of 2020 compared to $242.5 million during 2019. This result included $15.8 million received as leasehold improvement reimbursement related to the Company’s new corporate headquarters and also a $11.7 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States associated with the Company’s acquisition of ObserveIT. Capital expenditures were $72.4 million, including $36.0 million related to the Company’s new corporate headquarters. The Company generated free cash flow of $192.1 million for the full year of 2020 compared to $207.3 million during 2019.

Financial Outlook

This financial outlook is based on information and assumptions known as of February 4, 2021. We undertake no obligation to update these forward-looking statements as a result of new information or future events. It is Proofpoint’s policy neither to reiterate nor adjust the financial guidance provided in this release unless it is also done through another public disclosure, such as a subsequent press release or filing on Form 8-K.

Proofpoint is providing its first quarter 2021 guidance as follows:

•	Total revenue is expected to be in the range of $280.0 million to $282.0 million.
•	GAAP gross margin is expected to be approximately 74%. Non-GAAP gross margin is expected to be approximately 80%.
•

GAAP net loss is expected to be in the range of $(36.4) million to $(32.2) million, or $(0.64) to $(0.56) per share, based on approximately 57.3 million weighted average shares outstanding. Non-GAAP net income is expected to be in the range of $25.0 million to $26.0 million, or $0.39 to $0.40 per share, using 65.6 million weighted average diluted shares outstanding.

•	Free cash flow is expected to be in the range of $80.0 million to $85.0 million. Capital expenditures are expected to be in the range of $8.0 to $9.0 million.

Proofpoint is providing its full year 2021 guidance as follows:

•	Total revenue is expected to be in the range of $1,190.0 million to $1,200.0 million.
•	GAAP gross margin is expected to be approximately 74%. Non-GAAP gross margin is expected to be 80%.
•

GAAP net loss is expected to be in the range of $(154.4) million to $(143.4) million, or $(2.67) to $(2.48) per share, based on approximately 57.9 million weighted average shares outstanding. Non-GAAP net income is expected to be in the range of $125.0 million to $130.0 million, or $1.91 to $1.99 per share, using 66.4 million weighted average diluted shares outstanding.

•	Free cash flow is expected to be in the range of $200.0 million to $210.0 million. Capital expenditures are expected to be approximately $45.0 million.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter ended December 31, 2020. To access this call, dial (800) 458-4121 for the U.S. or Canada, or (929) 477-0324 for international callers, with conference ID 8267322. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through February 18, 2021, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode 8267322.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity and compliance company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: the potential direct and indirect impact of events beyond our control such as the current coronavirus (COVID-19) pandemic on our business, financial condition and operations, including on our customers’ spending and on our expenses, supply chain, and employees; failure to maintain or increase renewals from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2020, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or on our investor relations website at https://investors.proofpoint.com/investors/financials-and-filings/quarterly-and-annual-reports/default.aspx. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for

Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense, the amortization of intangibles, costs associated with acquisitions, litigations and facility exit costs related to the relocation of our corporate headquarters. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions, litigations and facility exit costs so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three and twelve months ended December 31, 2020 and 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue and customer prepayments from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet.

Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Subscription	$271,412	$240,367	$1,031,045	$875,006
Hardware and services	3,717	3,062	18,965	13,184
Total revenue	275,129	243,429	1,050,010	888,190
Cost of revenue:(1)(2)
Subscription	61,430	55,789	240,615	206,997
Hardware and services	8,602	7,473	34,844	29,217
Total cost of revenue	70,032	63,262	275,459	236,214
Gross profit	205,097	180,167	774,551	651,976
Operating expense:(1)(2)
Research and development	71,559	61,969	283,799	230,463
Sales and marketing	127,500	111,374	488,235	416,717
General and administrative	27,525	29,633	97,713	109,727
Total operating expense	226,584	202,976	869,747	756,907
Operating loss	(21,487)	(22,809)	(95,196)	(104,931)
Interest expense	(9,202)	(8,828)	(36,241)	(12,526)
Other (expense) income, net	(2,862)	3,544	548	7,109
Loss before income taxes	(33,551)	(28,093)	(130,889)	(110,348)
Provision for income taxes	(1,551)	(641)	(32,920)	(19,917)
Net loss	$(35,102)	$(28,734)	$(163,809)	$(130,265)
Net loss per share, basic and diluted	$(0.61)	$(0.51)	$(2.86)	$(2.33)
Weighted average shares outstanding, basic and diluted	57,335	56,474	57,324	55,902

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$4,662	$4,303	$20,571	$16,966
Cost of hardware and services revenue	1,288	998	5,469	4,001
Research and development	15,006	12,983	63,504	50,739
Sales and marketing	19,039	15,790	74,568	61,858
General and administrative	7,771	9,897	22,587	42,761
Total stock-based compensation expense	$47,766	$43,971	$186,699	$176,325
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$10,591	$8,607	$41,277	$30,760
Sales and marketing	3,821	4,085	16,228	14,888
Total intangible amortization expense	$14,412	$12,692	$57,505	$45,648

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$910,279	$847,555
Short-term investments	—	43,385
Accounts receivable, net	255,390	265,741
Inventory	317	1,249
Deferred product costs	3,480	2,723
Deferred commissions	57,779	47,250
Prepaid expenses and other current assets	32,493	22,081
Total current assets	1,259,738	1,229,984
Property and equipment, net	111,030	73,512
Operating lease right-of-use assets	182,228	51,852
Long-term deferred product costs	420	581
Goodwill	688,454	687,517
Intangible assets, net	130,392	186,023
Long-term deferred commissions	108,762	90,305
Other assets	17,686	17,737
Total assets	$2,498,710	$2,337,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,233	$16,311
Accrued liabilities	132,187	119,423
Operating lease liabilities	28,560	20,202
Deferred revenue	702,248	615,874
Total current liabilities	865,228	771,810
Convertible senior notes	783,561	749,620
Long-term operating lease liabilities	178,506	36,223
Other long-term liabilities	39,639	19,172
Long-term deferred revenue	190,032	168,189
Total liabilities	2,056,966	1,745,014
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 58,513 shares issued and 57,178 shares outstanding at December 31, 2020; 56,784 shares issued and outstanding at December 31, 2019	6	6
Additional paid-in capital	1,470,497	1,318,084
Treasury stock, at cost; 1,335 shares at December 31, 2020	(139,356)	—
Accumulated other comprehensive income	—	1
Accumulated deficit	(889,403)	(725,594)
Total stockholders’ equity	441,744	592,497
Total liabilities and stockholders’ equity	$2,498,710	$2,337,511

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net loss	$(35,102)	$(28,734)	$(163,809)	$(130,265)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,704	21,875	95,965	80,332
Stock-based compensation	47,766	43,971	186,699	176,325
Amortization of debt issuance costs and accretion of debt discount	8,627	8,253	33,941	11,708
Amortization of deferred commissions	16,724	13,981	62,776	50,415
Noncash lease costs	7,959	6,123	27,229	23,339
Deferred income taxes	(715)	123	(1,982)	(2,371)
Other	2,559	261	3,239	1,855
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(74,910)	(56,030)	9,264	(62,239)
Inventory	28	(823)	931	(768)
Deferred product costs	(643)	(879)	(595)	(1,203)
Deferred commissions	(35,416)	(29,576)	(91,763)	(80,590)
Prepaid expenses	(6,775)	(2,419)	(11,217)	(7,915)
Other current assets	171	(457)	(228)	57
Long-term assets	344	377	171	(499)
Accounts payable	(3,750)	(962)	(13,321)	(3,569)
Accrued liabilities	10,231	5,161	43,844	33,191
Operating lease liabilities	(4,758)	(6,604)	(24,874)	(24,529)
Deferred revenue	98,637	102,760	108,218	179,234
Net cash provided by operating activities	55,681	76,401	264,488	242,508
Cash flows from investing activities
Proceeds from maturities of short-term investments	—	11,936	63,093	93,838
Purchase of short-term investments	—	(23,919)	(19,876)	(90,955)
Purchase of property and equipment	(26,798)	(11,337)	(72,420)	(35,193)
Receipts from escrow account	—	—	154	—
Acquisitions of business, net of cash and restricted cash acquired	—	(212,652)	(2,720)	(317,155)
Net cash used in investing activities	(26,798)	(235,972)	(31,769)	(349,465)
Cash flows from financing activities
Proceeds from issuance of common stock	15,270	12,573	34,250	28,091
Withholding taxes related to restricted stock net share settlement	(28,513)	(24,416)	(69,421)	(66,006)
Proceeds from issuance of convertible senior notes, net of costs	—	—	—	901,293
Purchase of capped calls	—	—	—	(84,640)
Repurchases of common stock	(125,352)	—	(139,356)	—
Net cash (used in) provided by financing activities	(138,595)	(11,843)	(174,527)	778,738
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2,002	479	2,852	(26)
Net (decrease) increase in cash, cash equivalents and restricted cash	(107,710)	(170,935)	61,044	671,755
Cash, cash equivalents and restricted cash
Beginning of period	1,026,661	1,028,842	857,907	186,152
End of period	$918,951	$857,907	$918,951	$857,907

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

GAAP gross profit	$205,097	$180,167	$774,551	$651,976
GAAP gross margin	75%	74%	74%	73%
Plus:
Stock-based compensation expense	5,950	5,301	26,040	20,967
Intangible amortization expense	10,591	8,607	41,277	30,760
Non-GAAP gross profit	221,638	194,075	841,868	703,703
Non-GAAP gross margin	81%	80%	80%	79%

GAAP operating loss	(21,487)	(22,809)	(95,196)	(104,931)
Plus:
Stock-based compensation expense	47,766	43,971	186,699	176,325
Intangible amortization expense	14,412	12,692	57,505	45,648
Acquisition-related expenses	14	2,394	857	3,303
Litigation-related expenses	2,009	753	5,540	1,880
Facility exit costs	594	—	1,383	—
Non-GAAP operating income	43,308	37,001	156,788	122,225

GAAP net loss	(35,102)	(28,734)	(163,809)	(130,265)
Plus:
Stock-based compensation expense	47,766	43,971	186,699	176,325
Intangible amortization expense	14,412	12,692	57,505	45,648
Acquisition-related expenses	14	2,394	857	3,303
Litigation-related expenses	2,009	753	5,540	1,880
Facility exit costs	594	—	1,383	—
Interest expense - debt discount and issuance costs	8,627	8,253	33,941	11,708
Income tax expense (1)	(5,227)	(6,154)	6,564	(1,931)
Non-GAAP net income	33,093	33,175	128,680	106,668
Add interest expense of convertible senior notes, net of tax (2)	478	575	1,909	818
Numerator for non-GAAP EPS calculation	$33,571	$33,750	$130,589	$107,486
Non-GAAP net income per share - diluted	$0.51	$0.52	$1.99	$1.77

GAAP weighted average shares used to compute net loss per share, diluted	57,335	56,474	57,324	55,902
Dilutive effect of convertible senior notes (2)	5,975	5,975	5,975	2,144
Dilutive effect of employee equity incentive plan awards (3)	2,134	2,486	2,323	2,668
Non-GAAP weighted average shares used to compute net income per share, diluted	65,444	64,935	65,622	60,714

(1) The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three and twelve months ended December 31, 2020 and 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions, litigations, facility exit costs related to the relocation of our corporate headquarters, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Total revenue	$275,129	$243,429	$1,050,010	$888,190
Deferred revenue and customer prepayments
Ending	904,126	797,173	904,126	797,173
Beginning	804,197	688,105	797,173	605,073
Net Change	99,929	109,068	106,953	192,100
Unbilled accounts receivable
Ending	1,877	2,255	1,877	2,255
Beginning	1,756	4,060	2,255	1,276
Net Change	(121)	1,805	378	(979)
Less:
Deferred revenue and customer prepayments contributed by acquisitions	—	(7,152)	—	(7,152)
Billings	$374,937	$347,150	$1,157,341	$1,072,159

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

GAAP cash flows provided by operating activities	$55,681	$76,401	$264,488	$242,508
Less:
Purchases of property and equipment	(26,798)	(11,337)	(72,420)	(35,193)
Non-GAAP free cash flows	$28,883	$65,064	$192,068	$207,315

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	March 31,	December 31,
	2021	2021

Total revenue	$280.0 - $282.0	$1,190.0 - $1,200.0

GAAP gross profit	206.7 - 208.7	878.6 - 887.3
GAAP gross margin	74%	74%
Plus:
Stock-based compensation expense	6.7 - 6.3	32.5 - 31.8
Intangible amortization expense	10.6	40.9
Non-GAAP gross profit	224.0 - 225.6	952.0 - 960.0
Non-GAAP gross margin	80%	80%

GAAP net loss	(36.4) - (32.2)	(154.4) - (143.4)
Plus:
Stock-based compensation expense	48.0 - 45.0	232.0- 227.0
Intangible amortization expense	13.9	54.3
Litigation-related expenses	1.7	7.4
Interest expense - debt issuance costs	1.0	3.8
Income tax expense	(3.2) - (3.4)	(18.1) - (19.1)
Non-GAAP net income	25.0 - 26.0	125.0 - 130.0
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.5	1.9
Numerator for non-GAAP EPS calculation	$25.5 - $26.5	$126.9 - $131.9
Non-GAAP net income per share - diluted	$0.39 - $0.40	$1.91 - $1.99
Non-GAAP weighted average shares used to compute net income per share, diluted	65.6	66.4

	Three Months Ending	Year Ending
	March 31,	December 31,
	2021	2021

GAAP cash flows provided by operating activities	$88.0 - $94.0	$245.00 - $255.0
Less:
Purchases of property and equipment	(8.0) - (9.0)	(45.0)
Non-GAAP free cash flows	$80.0 - $85.0	$200.0 - $210.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com